UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Valaris plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 4, 2019

Dear Colleagues,

As you may be aware, Luminus Management, a Valaris shareholder, published a letter earlier today stating its intent to nominate directors for election to the Company’s Board of Directors. I expect this development may result in increased interest in Valaris, so I wanted to reach out to provide my perspective.

The company speaks regularly with shareholders about our operations, the progress we are making on merger integration and the actions we are taking to position the company for the future whilst we navigate challenging market conditions. In these conversations, we have heard from many shareholders who applaud our efforts and often provide constructive feedback on what, if anything, they would like to see us do differently.

While we have received constructive feedback from many shareholders, Luminus’ letter publicly criticizes our performance over the past several years. We will always have scope for performance improvement, however, it is important to note that, in recent months, Luminus has publicly and privately presented various proposals for Valaris to take aggressive financial actions such as paying a large dividend to shareholders that the Board has not been willing to take given the strain it would place on the Company.

However, a conversation on performance would not be complete if we did not mention our recent accomplishments. Our merger integration is ahead of schedule; this is a significant achievement given the complexity of brining two large organizations together. Our operating performance continues to be strong, with high levels of rig uptime along with safety results that are consistently better than the industry average. In addition, our fleet of high-quality jackups and floaters has been awarded 32 contracts or extensions that have added approximately $700 million of revenue backlog over the last four months alone, and Valaris has won more work than any other offshore driller during this period. This speaks to the great work being done by our marketing and operations teams, and serves a testament to the quality of the services our rig crews offer to customers each day.

While we may see more public statements from Luminus in the coming days and weeks, we must not let it distract us. All of our shareholders, including Luminus, want you 100% focused on your day-to-day responsibilities — delivering safe, reliable and efficient operations. Our success depends on our collective efforts. We are making tremendous progress on the integration, winning new work for our rig fleet and serving our customers with distinction.

Consistent with company policy, if you receive any inquiries from the media or other third parties, please refer them to Media Headquarters at media.hqrs@valaris.com.

On behalf of the Board and management team, thank you for your continued hard work and dedication to Valaris.

Sincerely,

Tom Burke

Chief Executive Officer

Important Additional Information and Where to Find It

In connection with any general meeting of shareholders (the “General Meeting”) that may be requisitioned by Luminus Management, LLC, the Company will file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies for such General Meeting, together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the General Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website

(https://www.valaris.com/investors/ financials/sec-filings/default.aspx) or by contacting Investor Relations by phone at 713-789-1400, by email at ir.hdqrs@valaris.com or by mail at Valaris plc, Attention: Investor Relations, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the General Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the General Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 annual general meeting of shareholders (the “2019 Proxy Statement”), filed with the SEC on March 29, 2019. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on statements of changes in beneficial ownership on Forms 3, 4 and 5 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.